SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 19, 2012

    SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

                                          Does Not Apply
(Former name or former address, if changed since last report)

ITEM 8.01. Other Events.

Completion of Coinsurance Transaction with Mothe Life Insurance Company

On December 19, 2012, Security National Financial Corporation (“Security National Financial”), through its wholly owned subsidiary, Security National Life Insurance Company (“Security National Life”), entered into a coinsurance agreement (the “Coinsurance Agreement”) with Mothe Life Insurance Company, a Louisiana domiciled life insurance company, and a subsidiary, DLE Life Insurance Company, also a Louisiana domiciled life insurance company (collectively referred  hereinafter as “Mothe Life”).  The effective date of the Coinsurance Agreement was November 1, 2012.  Under the terms of the Coinsurance Agreement, Security National Life agrees to reinsure certain insurance policies of Mothe Life in exchange for the settlement amount of $34,485,224.

In addition, the Coinsurance Agreement provides that effective November 1, 2012, Mothe Life ceded and transferred to Security National Life, and Security National Life accepted and coinsured, all of Mothe Life’s contractual liabilities under the coinsured policies by means of indemnity reinsurance.  On December 18, 2012, the Louisiana Department of Insurance approved the Coinsurance Agreement.

The Coinsurance Agreement further provides that on and after the effective date of November 1, 2012, Security National Life is entitled to exercise all contractual rights of Mothe Life under the coinsured policies in accordance with the terms and provisions of such policies.  Moreover, after the closing date on December 19, 2012, Security National Life became responsible for all the contractual liabilities under the coinsured policies, including the administration of the coinsured policies at its sole expense in accordance with the terms and conditions of the Service Agreement between Security National Life and Mothe Life.

Pursuant to the terms of the Coinsurance Agreement, Security National Life paid a ceding commission to Mothe Life in the amount of $4,684,000.  As a result of the ceding commission, Mothe Life transferred $34,485,000 in assets and $39,169,000 in net reserves, or liabilities, to Security National Life.  The $34,485,000 in assets  consisted  entirely of bonds.  Security National Life anticipates selling the bonds as soon as commercially practicable.

Inasmuch as Security National Financial plans to borrow $4,684,000 from Key Bank National Association, a national banking association (“Key Bank”), to provide for the ceding commission that SecurityNational Life provided to Mothe Life, Security National Life entered into a Certificate and Agreement of Contribution to Surplus to provide for the payment of $4,684,000 by Security National Life to Security National Financial.  The terms of payment in the Certificate and Agreement of Contribution to Surplus generally reflect the payment terms of the $4,684,000 loan with Key Bank.

The Certificate and Agreement of Contribution to Surplus represents the agreement by Security National Financial as of December 19, 2012 to contribute cash in the amount of up to $4,684,000 to increase the surplus of Security National Life in order to allow Security National Life to enter into the Coinsurance Agreement with Mothe Life effective as of November 1, 2012, wherein Security National Life ceded a commission to Mothe Life in the amount of $4,684,000.

Under the terms of the Certificate and Agreement of Contribution to Surplus, in consideration for the contribution to surplus by Security National Financial in the amount of up to $4,684,000 to Security National Life, Security National Life agrees, subject to certain limitations, to repay Security National Financial for the contribution to surplus, including accrued interest on a quarterly basis on the unpaid principal balance at the rate of 4.85% per annum and principal from time to time on demand by Security National Financial.

The principal and interest shall not form a part of the legal liabilities of Security National Life.  Subject to such limitations, Security National Life shall pay accrued interest and principal on a monthly basis.  However, the payment of principal or accrued interest, in full or in part, may be made only if the Security National Life’s Total Adjusted Capital as defined in Section 31A-1-301 of the Utah Code exceeds the Company Action Level Risk-Based Capital (RBC) as defined in Section 31A-17-601(8) of the Utah Code, the payment will not cause Security National Life to incur a Company Action Level Event as defined in Section 31A-17-603(1) of the Utah Code, and the payment has the prior written approval of the Security National Life’s Board of Directors and the Utah Insurance Commissioner.

On December 19, 2012, Security National Life filed a Form D with the Utah Insurance Department notifying the Utah Insurance Commissioner of the intent of Security National Life to enter into the Certificate and Agreement of Contribution to Surplus.  The Certificate and Agreement of Contribution to Surplus will be effective as of December 19, 2012, if the Commissioner has not disapproved the agreement within 30 days of the December 19, 2012 filing date.

ITEM 9.01.  Financial Statements and Exhibits.

(c) Exhibits

10.1 Coinsurance Agreement between Security National Life Insurance Company and Mothe Life Insurance Company (excluding schedules, except for Schedule 8.1)

10.2 Certificate and Agreement of Contribution to Surplus between Security National Financial Corporation and Security National Life Insurance Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: December 26, 2012	By: /s/ Scott M. Quist
Scott M. Quist, Chairman, President and Chief Executive Officer